Exhibit 4.29 Secured Convertible Promissory Note

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES, OR DELIVERY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES THAT SUCH REGISTRATION IS NOT REQUIRED. UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MAY NOT TRADE THIS SECURITY OR ANY SECURITY ISSUED IN RESPECT OF THIS SECURITY IN CANADA BEFORE 4 MONTHS AFTER THE DATE OF THIS AGREEMENT.

UNITY WIRELESS CORPORATION

SECURED CONVERTIBLE PROMISSORY NOTE

U.S. $____________________

March 24, 2005

THIS PROMISSORY NOTE (this “Note”) is made as of this 24th day of March, 2005, by Unity Wireless Corporation, a corporation incorporated under the laws of Delaware (“Maker”), in favor of ______________________________or its assigns (“Payee”).

RECITALS

WHEREAS, this note and certain other similar notes issued concurrently herewith (collectively, the “Notes”) are being issued pursuant to a Convertible Note and Warrant Purchase Agreement dated as of the date hereof (the “Purchase Agreement”).

WHEREAS, the closing price of the shares of common stock $.001 par value of the Maker (“Common Stock”) was $[   ] per share (the “Closing Price”) as of the date hereof.

WHEREAS, Maker requires the financing provided pursuant to the Notes for working capital and general corporate purposes.

WHEREAS, in order to secure the payment obligation of the Maker hereunder, the Maker and the Payee simultaneously herewith are executing and delivering a Security Agreement dated as of the date hereof (the “Security Agreement”).

NOTE AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, and for and in consideration of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Maker and Payee hereby covenant and agree as set forth below.   All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement.

FOR VALUED RECEIVED, Maker hereby promises to pay to the order of Payee, the principal sum of [                                                        ] DOLLARS ($                 ) (the “Face Amount”), or such lesser amount as may from time to time be otherwise owing from Maker to Payee under this Note, together with interest on the principal amount from time to time outstanding hereunder accrued from the date hereof at the rate and in the manner set forth below.  All payments of principal or interest or both shall be paid as set forth below, and each such payment shall be made in lawful money of the United States of America.

This Note is subject to the following terms and conditions:

1.

Payments of Principal and Interest.

(a)

Repayment.  Unless otherwise repaid or converted as provided herein, the entire unpaid principal balance of this Note, together with all accrued but unpaid interest thereon, shall be due and payable in full on the date that is two (2) years following the date hereof (the “Maturity Date”).  Payee’s conversion rights shall be extinguished upon payment in full of all principal and accrued interest and all other amounts due hereunder on or after the Maturity Date.  Interest shall accrue and be payable in arrears on an Interest Payment Date (as defined in Section 2 below).

(b)

Late Fee Upon Failure To Repay.  If Maker fails to repay this Note on or prior to the Maturity Date or such earlier date resulting from the acceleration  of the date upon which the principal amount of this Note shall be payable in accordance with the terms of this Note (due to an Event of Default or otherwise), the interest rate on the outstanding principal amount, accrued and unpaid interest and all other amounts due hereunder shall increase to a rate of 20% per annum, until all amounts owing on this Note are repaid in full.

(c)

Optional Prepayment.  Upon the provision of at least twenty (20) days prior written notice to the Payee, Maker shall be entitled, at its option, to repay part of or all the outstanding principal amount, interest, late fees, penalties and all other amounts due hereunder (the “Outstanding Balance”); provided, only however that Maker simultaneously elect to repay an equal portion of the Outstanding Balance of each of the Notes issued under the Purchase Agreement; provided, further however that a Registration Statement covering the Registrable Securities has been declared effective and remains in effect on the date such written notice is provided and on the date of repayment as set forth in such written notice. In the event of any prepayment pursuant to this section, in addition to all other amounts due hereunder an early prepayment penalty shall be payable hereunder in such amount as is equal to: (i) ten percent (10%) of the principal amount and accrued interest thereon, in the event such prepayment is made within 180 days of the date of issuance of this Note or (ii) twenty percent (20%) of the principal amount and accrued interest thereon, in the event that such prepayment is made 180 days or more after the date of issuance of this Note.

(d)

Manner of Payment.  Maker shall make payment in accordance with the terms of this Note no later than 5:30 p.m. (New York City time) on the date when due, in immediately available funds.  Each payment of principal and of interest shall be paid by Maker without setoff or counterclaim to Payee at Payee’s address set forth in Section 15, or to such other location or accounts within the United States as Payee may specify in writing to Maker from time to time, in immediately available funds or as otherwise explicitly provided for herein.

(e)

Cancellation.  After all amounts owed on this Note have been paid in full and/or all amounts due under this Note has been converted in full into common stock $.001 par value of the Maker (“Common Stock”) as provided in Section 3, this Note will be surrendered to Maker for cancellation and will not be reissued.

2.

Interest Rate.

(a)

This Note will bear interest at the rate equal to eight percent (8%) per annum the date hereof to and including the date of payment or conversion of this Note.  Interest on this Note shall be calculated on the basis of actual days elapsed and a 360-day year of twelve 30-day months.

(b)

Interest on this Note shall be due and payable quarterly in arrears on each March 1st, June 1st, September 1st and December 1st (each an “Interest Payment Date”), except that if such date is not a day on which commercial banks or governmental offices are not open for business in the city of New York (a “Business Day”) then the Interest Payment Date shall be the next day that is a Business Day. Such interest shall, at the option of Maker, either be paid in cash or in shares of Common Stock at a price per share equal to the Discounted Trading Price (as defined below) (subject to proportional adjustments for stock splits, stock dividends and the like).  For the purposes hereof, the term “Discounted Trading Price” shall mean ninety percent (90%) of the average of the closing prices of the Common Stock on the Trading Marker for the three Trading Days prior to the Interest Payment Date. Notwithstanding anything contained herein to the contrary, Interest may be paid in shares of Common Stock only if a Registration Statement covering the Registrable Securities has been declared effective and remains in effect at such time.  Any accrued interest that is not otherwise paid in cash or in shares of Common Stock on the applicable Interest Payment Date (whether due to Maker’s inability to pay such interest in cash or in shares of Common Stock) shall automatically, and without any action on the part of Maker, accrue and compound and be added to the outstanding principal and interest due under the Note on such Interest Payment Date.

1.

Conversion into Equity of Maker.

(a)

Optional Conversion. The holder of this Note shall have the right at its sole election at any time (including without limitation during the notice periods set forth in Section 1(c) and Section 3(b)) to convert all or a portion of the Outstanding Balance due hereunder into shares of Common Stock at a price per share equal to $0.20 (the “Conversion Price”) (subject to proportional adjustments for stock splits, stock dividends and the like).  Upon such conversion, Payee shall receive the same rights as all other holders of Common Stock in Maker and shall be treated for all purposes as the record holder of the shares of Common Stock issued upon such conversion.

(b)

Mandatory Conversion. Subject to the 9.90% Restriction defined below, upon the provision of at least twenty (20) days prior written notice (which notice shall also be given simultaneously to all Purchasers purchasing the Notes pursuant to the Purchase Agreement), the Maker shall have the right to convert a portion (provided such portion is the same for each Purchaser under the Purchase Agreement) or all of the Outstanding Balance into shares of Common Stock at a price equal to the Conversion Price (“Mandatory Conversion Right”); provided, however, (a) the closing execution price is greater than the Threshold Trading Price (as hereinafter defined) each day during the period commencing seven consecutive Trading Days (as hereinafter defined) prior to the date of such written notice and ending on the date of conversion as specified in such written notice; (b) such portion (or all) of the Outstanding Balance proposed to be converted is not in excess of the Threshold Percentage Limitation (as defined below); (c) a minimum of 200,000 shares of Common Stock (subject to proportional adjustments for stock splits, combinations, stock dividends and the like) have been  traded during each Trading Day of the period commencing seven consecutive Trading Days (as hereinafter defined) prior to the date of such written notice and ending on the date of conversion as specified in such written notice; (d) the Registration Statement covering the Registrable Securities has been declared effective and remains in effect on the date of such written notice as well as the date specified for conversion in such notice and (e) no Event of Default has occurred or is continuing to occur (regardless of the existence of an opportunity to cure) during such twenty day notice period.  For the purposes hereof, the term “Threshold Trading Price” shall mean an execution price on the Trading Market (as hereinafter defined) that is greater than $0.30 (subject to proportional adjustments for stock splits, combinations, stock dividends and the like). For the purposes hereof, the term “Threshold Percentage Limitation” shall mean, with respect to each Payee: (i) 10% of the Face Amount, in the event that a minimum of 200,000 shares of Common Stock (subject to proportional adjustments for stock splits, combinations, stock dividends and the like) have been  traded during each of the seven consecutive Trading Days prior to the date of the written notice referred to in this Section and (ii) 20% of the Face Amount, in the event that a minimum of 400,000 shares of Common Stock (subject to proportional adjustments for stock splits, combinations, stock dividends and the like) have been traded during each of the seven consecutive Trading Days prior to the date of the written notice referred to in this Section.  The Maker shall be permitted to exercise its rights pursuant to this section on one or more occasions, provided that the conditions precedent to the exercise of such rights by the Maker are met in each such separate occasion. The Company shall not have a Mandatory Conversion Right requiring a Holder to convert the Note so long as, and to the extent that, the beneficial ownership of such Holder or any of its Affiliates would exceed 9.90% of the total number of the then issued and outstanding shares of Common Stock as a result of such conversion (“9.90% Restriction”). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d)(1) of the Exchange Act.

(c)

Mechanics and Effect of Conversion.  Upon the conversion, redemption or prepayment of the principal amount or other amounts due in shares of Common Stock, as provided herein, in lieu of any fractional shares of Common Stock to which Payee would otherwise be entitled, Maker shall pay cash equal to such fraction multiplied by the last reported sale price of a share of Common Stock on the Trading Market on which the Common Stock is then listed or quoted for trading on the Trading Day prior to the date of conversion (or, if the Common Stock is not then listed or quoted for trading on any Trading Market, the fair market value of a share of Common Stock as determined by Maker in good faith).  Upon conversion of this Note in full pursuant to this Section 3, Payee shall surrender this Note, duly endorsed, at the principal offices of Maker or any transfer agent for Maker.  Payee shall also execute and deliver any ancillary agreements as may be required or reasonably requested to effect the conversion of this Note.  Maker shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of Shares pursuant to this Section 3.  As used in this Section 3(c), the term “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question:  the OTC Bulletin Board, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market, and the term “Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not quoted on a Trading Market, a day on which the Common Stock is quoted in the over the counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting price).

(d)

Reservation of Shares.  Maker shall at all times reserve and keep available out of its authorized equity securities, solely for the purposes of issuance upon the conversion of this Note as herein provided, such number of Shares as shall then be issuable upon the full conversion of this Note.  Maker covenants that it shall cause all Shares which shall be so issued to be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and, without limiting the generality of the foregoing, Maker covenants that it will from time to time take all such action as may be required to assure that the par value per share of the equity securities will at all times be equal to or less than the conversion price.  Maker will take all such action as may be necessary to assure that all such Shares may be so issued without violation of any applicable law or regulation.

(e)

Rights Prior to Conversion.  Payee shall have no equity interest in Maker or any voting, dividend, liquidation or dissolution rights with respect to any equity securities of Maker solely by reason of this Note.  Furthermore, prior to the conversion, as set forth in this Section 3, and the issuance and delivery of a certificate or certificates evidencing the Shares purchased pursuant to the conversion, Payee shall have no interest in, or any voting, dividend, liquidation or dissolution rights with respect to any equity securities of Maker.

(f)

No Inconsistent Agreements.  Maker agrees not to enter into any other agreement providing which is inconsistent with the registration rights provisions of this Note under the Purchase Agreement or contains registration rights provisions which are senior to the registration rights granted in this Note.

2.

Covenants.

(a)

Unless Payee chooses to convert this Note, Maker shall repay the outstanding principal of this Note, all accrued and unpaid interest and all penalties, damages and fees due hereunder or in connection herewith on the Maturity Date.

(b)

Simultaneously with the execution hereof, Maker shall file all forms and documents (the “Security Interest Filings”) in the applicable jurisdiction(s) in Canada necessary to perfect the priority security interest of the Payee in the Collateral (as defined in and with the priority as set forth in the Security Agreement).  Maker shall deliver copies of all such Security Filings to the Payee.

3.

Events of Default.  The following are “Events of Default” hereunder:

(a)

any failure by Maker to pay when due all or any principal or accrued interest hereunder;

(b)

any representation or warranty made by or on behalf of Maker herein or in the Purchase Agreement proves to have been incorrect, false or misleading in any material respect on the date of which made;

(c)

any failure by Maker to perform any material covenant or agreement under this Note (other than a failure to make payment of principal and accrued interest hereunder which shall be governed under Section 5(a) hereof), the Purchase Agreement, the Security Agreement, the Warrant or any other agreement, document or instrument contemplated hereby or thereby and such failure shall remain uncured for a period of five (5) days after receipt by Maker of written notice of such failure from Payee;

(d)

if Maker or any subsidiary of Maker shall (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator or any of its property, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Bankruptcy Code, (v) file a voluntary petition in bankruptcy or a petition for bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law and such petition or proceeding shall remain undismissed or unstayed for thirty (30) days, or (vi) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

(e)

any dissolution, liquidation or winding up of Maker or any substantial portion of its business or a material subsidiary;

(f)

any cessation of operations by Maker or Maker is otherwise generally unable to pay its debts as such debts become due;

(g)

the failure by Maker to maintain any material Intellectual Property Rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future);

(h)

 if a default with respect to payment of interest or principal on indebtedness of $25,000 or more occurs under any other loan agreement, note or other instrument or evidence of indebtedness of Maker or its subsidiaries and continues beyond any applicable grace period therein provided;

(i)

final, non-appealable judgments for the payment of money, which judgments in the aggregate exceed $100,000, shall be rendered against Maker or its subsidiaries by a court of competent jurisdiction; or

(j)

a defect or other occurrence which materially interferes with or otherwise impairs the validity of the Security Interest  Filings and/or the ability of the Payee to continue to have a perfected first priority security interest in the Collateral.

provided, however, that with respect to any Event of Default (other than under Section 5(a), 5(d), 5(e) or 5(j)), the Maker shall give the Payee written notice of any such event (within forty-eight (48) hours of its occurrence) and, upon giving such notice, the Maker shall have fifteen (15) business days to cure such Event of Default; in the event that Maker fails to give written notice of the occurrence of such event, the Maker shall have no opportunity to cure such default (unless separately consented to by Payee); provided, further however with respect to any Event of Default under Section 5(a), 5(d), 5(e) or 5(j), the Maker shall give the Payee notice immediately upon such occurrence and there shall be no opportunity to cure such default.

4.

Remedies on Default.  If any Event of Default shall occur and be continuing, then the entire principal and all accrued interest under this Note shall, at the option of Payee (except in the case of an Event of Default under Section 5(d) or 5(e) above, in which event acceleration shall be automatic), become immediately due and payable, without notice or demand.

5.

Reserved.

6.

Use of Proceeds.  Maker covenants and agrees that all of the net proceeds that it receives from the sale of the Notes, although distributed, allocated and expended by Maker in its sole discretion, shall be used for working capital and general corporate purposes.

7.

Certain Waivers.  Except as otherwise expressly provided in this Note, Maker hereby waives diligence, demand, presentment for payment, protest, dishonor, nonpayment, default and notice of any and all of the foregoing.

8.

No Impairment.  Maker will not, by amendment of its articles of incorporation, bylaws, or through reorganization, consolidation, merger, dissolution, sale of assets, or another voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Payee against impairment.

9.

Amendments.  This Note may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

10.

GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.  THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. MAKER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS NOTE OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. MAKER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING FOR THE ENFORCEMENT OR COLLECTION OF THIS NOTE.

11.

Notices.  All notices and communications shall be in writing and shall be as provided for in the Purchase Agreement.

12.

Transaction and Enforcement Costs.  In the event that Payee shall, after the occurrence and during the continuance of an Event of Default (and provided that Payee shall be permitted, at such time, to enforce its rights hereunder and retain payments received hereunder), turn this Note over to an attorney for collection, Maker shall further be obligated to Payee for Payee’s reasonable attorneys’ fees and expenses incurred in connection with such collection as well as any other reasonable costs incurred by Payee in connection with the collection of all amounts due hereunder.

13.

Loss, Theft, Destruction or Mutilation of Note.  Upon notice by Payee to Maker of the loss, theft, destruction or mutilation of this Note, and upon surrender and cancellation of this Note, if mutilated, Maker, as its expense, will make and deliver a new note of like tenor, in lieu of this Note.

14.

Successors and Assigns.  This Note and the obligations and rights of Maker hereunder, shall be binding upon and inure to the benefit of Maker, the holder of this Note, and their respective successors and assigns.  This Note is assignable by Payee to any other person or entity without the consent of Maker.

15.

Severability.  In the event that any provision of this Note becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Note will continue in full force and effect without said provision and the parties agree to replace such provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such provisions; provided, however, that no such severability will be effective against a party if it materially and adversely changes the economic benefits of this Note to such party.

16.

Further Assurances.  Maker and its agents shall each cooperate with Payee and use (or cause its agents to use) its best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things necessary, proper or advisable under this Note and applicable laws to consummate and make effective all transactions contemplated by this Note as soon as practicable following the request of Payee, and (ii) obtain all approvals required to be obtained from any third party necessary, proper or advisable to the transactions contemplated by this Note.

17.

Usury.  Notwithstanding any provision to the contrary contained in this Note, or any and all other instruments or documents executed in connection herewith, Maker and Payee intend that the obligations evidenced by this Note conform strictly to the applicable usury laws from time to time in force.  If, under any circumstances whatsoever, fulfillment of any provisions thereof or any other document, at the time performance of such provisions shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity.

18.

Indemnity.  Maker hereby agrees to defend, indemnify and hold Payee harmless from and against all claims, damages, investigations, judgments, penalties, costs and expenses (including attorneys' fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from Maker or third parties with whom the Maker has a contractual relationship, from the use of the proceeds of this Note, or arising directly or indirectly from the violation of any rule, regulation, statute or law, whether such claims are asserted by any governmental entity or any other person.

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IN WITNESS WHEREOF, Maker has duly caused this Note to be signed on its behalf, in its company name and by its duly authorized officer as of the date first set forth above.

UNITY WIRELESS CORPORATION

By:

Name:
Title:

Acknowledged by:

_________________________

Name of Holder

By:_______________________________

        Name:

        Title: